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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Spirit Aerosystems Holdings, Inc. and Spirit AeroSystems, Inc. for the registration of debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 8, 2019, with respect to the consolidated financial statements of Spirit Aerosystems Holdings, Inc., and the effectiveness of internal control over financial reporting of Spirit Aerosystems Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Wichita, Kansas

May 7, 2019

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm